EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-69554, 333-53296, 333-53296-01, 333-53296-02 and 333-53296-03 on Form S-3 of TXU US Holdings Company of our report on the financial statements dated March 28, 2005 (which report expresses an unqualified opinion and contains explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004) and the rescission of Emerging Issues Task Force Issue No. 98-10 as described in Note 3 of the Notes to the Financial Statements) appearing in this Annual Report on Form 10-K of TXU US Holdings Company for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Dallas, Texas
March 31, 2005